Exhibit 10.1

EXTREME NETWORKS, Inc.

2011 Executive Incentive Plan

Plan Objective: The objective of the 2011 Executive Incentive Plan (“EIP”) is to attract, retain, motivate and reward executives of the Company for driving the Company to achieve specific corporate objectives.

Plan Summary: The EIP is a restricted stock-based bonus program that provides payouts which are earned based on (i) corporate achievement of pre-established objectives (ii) on continued employment through a specified date.

Plan Funding: The EIP is funded by the issuance of restricted stock.

Eligible Employees: All Executive Officers who are not on a commission plan (the “Executives”) are eligible for the EIP. In order to participate in the EIP, Executives must have been employed by Extreme for a minimum of one full fiscal quarter, and Executives must be employed by Extreme Networks, or one of its subsidiaries, on the day the restricted shares vest.

Calculation of Number of shares: The number of restricted shares an Executive may receive will be calculated based upon the number of shares equal to 150% of the Executive’s Target bonus divided by the opening price of the Company’s stock on the first day of fiscal 2011.

Vesting of Restricted Shares:

Restricted Shares issued under the EIP will vest, if at all, on August 15, 2011 as follows:

•	One third if the Company’s Board approved revenue and operating profit targets are satisfied;

•	One-third if such revenue and operating profits targets are exceeded by specified amounts; and

•	One-third of the shares vesting if the Executive remains employed on August 15, 2011

Committee Discretion: The Compensation Committee retains the right to adjust the Executive Incentive Plan based on changes in the business during the year.